EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Wright & Company, Inc. hereby consents to the use of our analysis relative to the evaluation entitled “EXECUTIVE SUMMARY REPORT, Evaluation of Oil and Gas Reserves to the Interests of Atlas Energy Resources, LLC In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective December 31, 2008, Job 08.1050,” for use in the Annual Report of Atlas Energy Resources, LLC on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said analysis in the Registration Statements of Atlas Energy Resources, LLC on Forms S-3 (File No. 33-148429, File No. 33-149692 and File No. 33-153590) and on Form S-8 (File No. 33-140037) and to all references to Wright & Company, Inc. as having prepared such analysis and as an expert concerning such analysis.

WRIGHT & COMPANY, INC.

By:	/s/ D. Randall Wright
D. Randall Wright
President

Brentwood, Tennessee
March 2, 2009